Addendum No. 1

to Commercial Property Purchase Agreement and Joint Escrow Instructions

By and Between (Buyer): Green Bridge Capital Partners IV, LLC.

Seller: Ethos Environmental, Inc. a Nevada corporation

Address of Premises:	6800 Gateway Park Drive, Units 1, 2, 3, & 4
San Diego, California 92154 (the “Property”)

THIS ADDENDUM NUMBER 1 (“First Amendment”) TO THE COMMERCIAL PROPERTY PURCHASE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (the “Agreement”) is made and entered into as of this _____day of _____, 2007, by and between Buyer and Seller.

W I T N E S S E T H

A. Seller and Purchaser entered into the Agreement, for the purchase by Buyer of the Property owned by Seller. Capitalized terms used herein and not defined shall be given the meanings assigned to them in the Agreement.

B. Buyer and Seller have determined that this First Amendment is necessary in light of changed circumstances which have arisen since the execution of the Agreement.

C. Buyer and Seller desire to amend the Agreement as set forth herein in order to address such newly discovered matters.

NOW, THEREFORE, for valuable consideration, including the promises and covenants contained herein, Buyer and Seller hereby agree as follows:

1. Restriction on Transfer. Seller agrees not to sell, transfer, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of the Property after the date hereof, except as permitted by the Agreement.

2. If the Agreement fails, for whatever reason, to close by the date set forth therein, the Buyer will be entitled to two (2) 30 day extensions. However, for each such extension, Buyer agrees to pay to the Seller an amount equal to $20,000 in cash. The partial liquidated damages pursuant to the terms hereof shall apply for any portion of each 30 day extension.

3. Seller agrees that within two (2) business days of receipt of the full Initial Deposit, Seller shall immediately and completely tender payment on those notes for $700,000 and $500,000 referenced in Exhibit “A” attached hereto, which is a letter between Lawrence Davidson and Dennis Schmucker.

4. Seller agrees to provide Buyer with a Phase 1 Environmental Impact Report on or prior to Closing. Alternatively, Seller agrees to maintain reasonably acceptable Environmental Insurance for the duration of the Lease Agreement, which is being executed concurrently herewith and is incorporated by reference herein.

5. INCORPORATION OF AGREEMENT. As Amended by this First Amendment, the Agreement remains in full force and effect and is ratified, confirmed, and approved.

6. COUNTERPARTS AND FACSIMILE. This First Amendment may be executed in counterparts (which may be by fax, followed up with hard copy, but effective upon fax), each of which shall be deemed to be an original, and all of such counterparts shall together constitute one instrument. The headings to sections of this First Amendment are for convenient reference only and shall not be used in interpreting this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment the day and year first above written.

BUYER:

_________________________
Name:
Title:
Date:

SELLER:

_________________________
Name:
Title:
Date: